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                           CORPORATE SYSTEMS HOLDING, INC.
                                SUBSCRIPTION AGREEMENT


TO: CORPORATE SYSTEMS HOLDING, INC.

    The undersigned (hereinafter referred to as "SUBSCRIBER") hereby subscribes for the number of shares of common stock ("HOLDING COMPANY SHARES") in CORPORATE SYSTEMS HOLDING, INC., a Nevada Corporation (the "HOLDING COMPANY") equal to the sum of (a) the number of units of partnership interest ("UNITS") the undersigned holds in Corporate Systems, Ltd. (the "PARTNERSHIP"), plus (b) the number of shares of common stock ("GENERAL PARTNER SHARES") the undersigned owns in CSC General Partner, Inc. (the "GENERAL PARTNER"), as set forth below, pursuant to the terms of the Plan of Reorganization (the "PLAN") contained in the Prospectus of the Partnership (the "PROSPECTUS"). Under the Plan, each Limited Partner of the Partnership will exchange his, her, or its Units for Holding Company Shares; and each Shareholder of the General Partner will exchange his, her, or its General Partner Shares for Holding Company Shares (the "EXCHANGES"). The undersigned hereby tenders (a) all of his, her, or its Units in the Partnership, and (b) all certificates evidencing all of his, her, or its General Partner Shares in exchange for Holding Company Shares. Subscriber must tender all his, her or its Units and General Partner Shares. The Holding Company will not accept any subscription agreements under which the Subscriber tenders only a portion of his, her or its Units or General Partner Shares.

The subscription agreement must be returned to the Holding Company within the Acceptance Period. The Acceptance Period is 30 days from the date the Holding Company delivers this agreement to the limited partners of Corporate Systems, Ltd. and to the shareholders of the General Partner or such longer period of time as the Holding Company may determine.

    Subscriber warrants and represents that:

    1.   Subscriber has received the Prospectus.

    2. Subscriber has read and reviewed the Prospectus. Subscriber understands the federal income tax aspects of the Exchanges and the other transactions involved in the Reorganization and understands that the Partnership and the General Partner have advised Subscriber to seek such tax advice relating to such matters from such qualified sources as an attorney, accountant, or tax advisor as Subscriber deems necessary. Subscriber understands that the Partnership has obtained a tax opinion regarding the federal income tax consequences of the Exchanges; however, the opinion does not and cannot cover the specific tax effects of the Exchanges to each Limited Partner and Shareholder of the General Partner. Subscriber understands that the Partnership has not requested a ruling from the Internal Revenue Service as to the federal income tax consequences of the Exchanges or the Reorganization.


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    3.   Subscriber, if executing this Subscription Agreement in a
representative or fiduciary capacity, has full power and authority to execute and deliver this Subscription Agreement on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or other entity for whom Subscriber is executing this Subscription Agreement; and such individual, ward, partnership, trust, estate, corporation, or other entity has full right and power to exchange his, her, or its Units and General Partner Shares for Holding Company Shares pursuant to this Subscription Agreement.

    4. Subscribers understands and agrees that the Exchanges are intended to be treated as tax free transactions for federal income tax purposes. Subscriber has been informed that for the Exchanges to constitute tax free transactions for federal income tax purposes, those Limited Partners transferring their Units to the Holding Company and those Shareholders transferring their General Partner Shares to the Holding Company, considered together as a group, must be "in control" of the Holding Company immediately after the Exchanges. For purposes of determining the tax consequences of the Exchanges, "control" means owning at least 80 percent of the issued and outstanding shares of the common stock of the Holding Company. In determining the existence of such "control," sales, exchanges, transfers by gift, or other dispositions of any of the shares of the common stock of the Holding Company to be received in the Exchanges must be taken into account. Subscriber understands that the representations and warranties Subscriber makes in this Subscription Agreement will be relied upon by the Holding Company, the General Partner, the Partnership, their counsel and accounting firms, and all of the parties participating in the Exchanges; and Subscriber consents to such reliance.

    5. Subscriber represents and warrants that Subscriber is under no binding commitment, and Subscriber is not subject to any agreement under which Subscriber would sell, exchange, or otherwise dispose of any of the shares of common stock of the Holding Company that Subscriber will receive as a result of participation in the Exchanges. Subscriber understands that the Holding Company plans to adopt an employee stock ownership plan ("Stock Plan"). Subscriber also understands that such Stock Plan may offer to purchase from the Shareholders of the Holding Company up to ten percent of the outstanding shares of the common stock of the Holding Company. Except for the possibility that Subscriber might accept such an offer, Subscriber represents and warrants that Subscriber has no present plan or intention, and at the time of the Exchanges will not have any present plan or intention, to sell, exchange, transfer by gift, or otherwise dispose of any of the shares of the common stock of the Holding Company that Subscriber will receive as a result of participation in the Exchanges.

    Please complete the information on the following page:


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    Name of Owner(s):
                     ----------------------------------------------------------

    Address:
            -------------------------------------------------------------------

    Social Security or Tax Identification Number:
                                                 ------------------------------

         1.  Total amount of Units owned
                                                                      ----------
         2.  Total amount of General Partner Shares owned
                                                                      ----------
         Total amount of Subscription (1+2)
                                                                      ----------

    Signature:
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    Date:                    , 1996
         --------------------


                                  ACCEPTED:

                                  CORPORATE SYSTEMS HOLDING, INC.


                                  By:
                                     ------------------------------------------

                                  Date:               , 1996
                                       ---------------


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